Exhibit 10.2
RESTRICTED STOCK AGREEMENT
     This RESTRICTED STOCK AGREEMENT (this “Agreement”) is entered into as of December 14, 2005, by and between Superior Energy Services, Inc. (“Superior”) and Kenneth L. Blanchard (“Award Recipient”).
     WHEREAS, Superior maintains the 2005 Stock Incentive Plan (the “Plan”), under which the Compensation Committee of the Board of Directors of Superior (the “Committee”) may, directly or indirectly, among other things, grant restricted shares of Superior’s common stock, $.001 par value per share (the “Common Stock”), to key employees of Superior or its subsidiaries (collectively, the “Company”); and
     WHEREAS, pursuant to the Plan the Committee has awarded to the Award Recipient restricted shares of Common Stock on the terms and conditions specified below;
     NOW, THEREFORE, the parties agree as follows:
1.
AWARD OF SHARES
     Upon the terms and conditions of the Plan and this Agreement, Superior as of the date of this Agreement hereby awards to the Award Recipient 24,000 restricted shares of Common Stock (the “Restricted Stock”), that vest, subject to Sections 2, 3 and 4 hereof, in installments as follows:

Scheduled Vesting Date	Number of Shares of Restricted Stock
January 2, 2006	8,000
January 2, 2007	8,000
January 2, 2008	8,000
2.
AWARD RESTRICTIONS ON
RESTRICTED STOCK
     2.1 In addition to the conditions and restrictions provided in the Plan, neither the shares of Restricted Stock nor the right to vote the Restricted Stock, to receive dividends thereon or to enjoy any other rights or interests thereunder or hereunder may be sold, assigned, donated, transferred, exchanged, pledged, hypothecated or otherwise encumbered prior to vesting. Subject to the restrictions on transfer provided in this Section 2.1, the Award Recipient shall be entitled to all rights of a shareholder of Superior with respect to the Restricted Stock, including the right to vote the shares and receive all dividends and other distributions declared thereon.
     2.2 If the shares of Restricted Stock have not already vested in accordance with Section 1 above, the shares of Restricted Stock shall vest and all restrictions set forth in Section 2.1 shall lapse on the earlier of: (a) the date on which the employment of the Award Recipient terminates as a result of any of the events specified in Sections 3(i) or (ii) below, or (b) if permitted by the Committee in accordance with Section 3 below, retirement or termination by the Company, or (c) the occurrence of a Change of Control (as defined in the Plan).
3.
TERMINATION OF EMPLOYMENT
     If the Award Recipient’s employment terminates as the result of (i) death or (ii) disability within the meaning of the Employment Agreement dated February 25, 2005 between the Company and Award Recipient, all unvested shares of Restricted Stock granted hereunder shall immediately vest. Unless the Committee determines otherwise in the case of retirement of the Award Recipient or termination by the Company of the Award Recipient’s employment, termination of employment for any other reason, except termination upon a Change of Control (as defined in the Plan), shall automatically result in the termination and forfeiture of all unvested Restricted Stock.
4.
FORFEITURE OF AWARD
     4.1 If at any time during Award Recipient’s employment by the Company or within 36 months after termination of employment, Award Recipient engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including but not limited to:
     (a) conduct relating to Award Recipient’s employment for which either criminal or civil penalties against Award Recipient may be sought;
     (b) conduct or activity that results in termination of Award Recipient’s employment for Cause;
     (c) violation of Company policies, including, without limitation, the Company’s Code of Business Ethics and Conduct;
     (d) accepting employment with, acquiring a 5% or more equity or participation interest in, serving as a consultant, advisor, director or agent of, directly or indirectly soliciting or recruiting any employee of the Company who was employed at any time during Award Recipient’s tenure with the Company, or otherwise assisting in any other capacity or manner any company or enterprise that is directly or indirectly in competition with or acting against the interests of the Company or any of its lines of business (a “competitor”), except for (i) any isolated, sporadic accommodation or assistance provided to a competitor, at its request, by Award Recipient during Award Recipient’s tenure with the Company, but only if provided in the good faith and reasonable belief that such action would benefit the Company by promoting good business relations with the competitor and would not harm the Company’s interests in any substantial manner or (ii) any other service or assistance that is provided at the request or with the written permission of the Company;

     (e) disclosing or misusing any confidential information or material concerning the Company; or
     (f) making any statement or disclosing any information to any customers, suppliers, lessors, lessees, licensors, licensees, regulators, employees or others with whom the Company engages in business that is defamatory or derogatory with respect to the business, operations, technology, management, or other employees of the Company, or taking any other action that could reasonably be expected to injure the Company in its business relationships with any of the foregoing parties or result in any other detrimental effect on the Company;
then the award of Restricted Stock granted hereunder shall automatically terminate and be forfeited effective on the date on which the Award Recipient breaches this Section 4.1 and (i) all shares of Common Stock acquired by the Award Recipient pursuant to this Agreement (or other securities into which such shares have been converted or exchanged) shall be returned to the Company or, if no longer held by the Award Recipient, the Award Recipient shall pay to the Company, without interest, all cash, securities or other assets received by the Award Recipient upon the sale or transfer of such stock or securities, and (ii) all unvested shares of Restricted Stock shall be forfeited.
     4.2 If the Award Recipient owes any amount to the Company under Section 4.1 above, the Award Recipient acknowledges that the Company may, to the fullest extent permitted by applicable law, deduct such amount from any amounts the Company owes the Award Recipient from time to time for any reason (including without limitation amounts owed to the Award Recipient as salary, wages, reimbursements or other compensation, fringe benefits, retirement benefits or vacation pay). Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Award Recipient owes it, the Award Recipient hereby agrees to pay immediately the unpaid balance to the Company.
     4.3 The Award Recipient may be released from the Award Recipient’s obligations under Sections 4.1 and 4.2 above only if the Committee determines in its sole discretion that such action is in the best interests of the Company.
5.
STOCK CERTIFICATES
     5.1 Any stock certificates evidencing the Restricted Stock shall be retained by Superior until the lapse of restrictions under the terms hereof. Superior shall place a legend, in the form specified in the Plan, on any stock certificates restricting the transferability of the shares of Restricted Stock.
     5.2 Upon the lapse of restrictions on shares of Restricted Stock if requested by the Award Recipient, Superior shall cause a stock certificate without a restrictive legend to be issued with respect to the vested Restricted Stock in the name of the Award Recipient or his or her nominee within 10 days. Upon receipt of such stock certificate, the Award Recipient is free to hold or dispose of the shares represented by such certificate, subject to applicable securities laws.

6.
WITHHOLDING TAXES
     At the time that all or any portion of the Restricted Stock vests, the Award Recipient must deliver to Superior the amount of income tax withholding required by law. In accordance with and subject to the terms of the Plan, the Award Recipient may satisfy the tax withholding obligation in whole or in part by delivering currently owned shares of Common Stock or by electing to have Superior withhold from the shares the Award Recipient otherwise would receive hereunder shares of Common Stock having a value equal to the minimum amount required to be withheld (as determined under the Plan).
7.
ADDITIONAL CONDITIONS
     Anything in this Agreement to the contrary notwithstanding, if at any time Superior further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of the shares of Common Stock issuable pursuant hereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such shares of Common Stock shall not be issued, in whole or in part, or the restrictions thereon removed, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to Superior. Superior agrees to use commercially reasonable efforts to issue all shares of Common Stock issuable hereunder on the terms provided herein.
8.
NO CONTRACT OF EMPLOYMENT INTENDED
     Nothing in this Agreement shall confer upon the Award Recipient any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Award Recipient’s employment relationship with the Company at any time.
9.
BINDING EFFECT
     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives and successors. Without limiting the generality of the foregoing, whenever the term “Award Recipient” is used in any provision of this Agreement under circumstances where the provision appropriately applies to the heirs, executors, administrators or legal representatives to whom this award may be transferred by will or by the laws of descent and distribution, the term “Award Recipient” shall be deemed to include such person or persons.

10.
INCONSISTENT PROVISIONS
     The shares of Restricted Stock granted hereby are subject to the terms, conditions, restrictions and other provisions of the Plan as fully as if all such provisions were set forth in their entirety in this Agreement. If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control. The Award Recipient acknowledges that a copy of the Plan and a prospectus summarizing the Plan was distributed or made available to the Award Recipient and that the Award Recipient was advised to review such materials prior to entering into this Agreement. The Award Recipient waives the right to claim that the provisions of the Plan are not binding upon the Award Recipient and the Award Recipient’s heirs, executors, administrators, legal representatives and successors.
11.
GOVERNING LAW
     This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.
12.
SEVERABILITY
     If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Award Recipient and Superior intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
13.
ENTIRE AGREEMENT; MODIFICATION
     13.1 The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Plan, as it may be amended from time to time in the manner provided therein, or in this Agreement, as it may be amended from time to time by a written document signed by each of the parties hereto. Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the execution of the Agreement shall be void and ineffective for all purposes.
     13.2 By Award Recipient’s signature below, Award Recipient represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. Award Recipient has reviewed the Plan and this Agreement in their entirety and fully understands all provisions of this Agreement. Award Recipient agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the day and year first above written.

SUPERIOR ENERGY SERVICES, INC.

By:	/s/ Terence E. Hall

Terence E. Hall
Chairman and Chief Executive Officer

/s/ Kenneth L. Blanchard

Kenneth L. Blanchard